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                                                                     EXHIBIT 2.1



                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                             WCA LIMITED PARTNERSHIP

                                   AS SELLER,

                                       AND

                         NEW ENGLAND REALTY ASSOCIATES,

                                    AS BUYER

               FOR WESTSIDE COLONIAL VILLAGE APARTMENTS LOCATED AT

                               18 WESTLAND AVENUE

                             BROCKTON, MASSACHUSETTS



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                                TABLE OF CONTENTS
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                                                                              PAGE

1.  SALE AND PURCHASE............................................................2

2.  PURCHASE PRICE...............................................................2

2.1.  DEPOSIT....................................................................2
2.2.  PAYMENT AT CLOSING; FUNDING AGREEMENT......................................2
2.3.  ASSUMPTION OF MORTGAGE DEBT................................................2

3.  REPRESENTATIONS AND WARRANTIES OF SELLER.....................................2

3.1.  AUTHORITY..................................................................3
3.2.  NO CONFLICT................................................................3
3.3.  NO CONDEMNATION............................................................3
3.4.  NO NOTICES.................................................................3
3.5.  LITIGATION.................................................................3
3.6.  FIRPTA.....................................................................3
3.7.  RENT ROLL..................................................................3
3.8.  SERVICE CONTRACTS..........................................................3
3.9.  BROKERAGE COMMISSIONS......................................................4

3A.  LIMITATIONS REGARDING REPRESENTATIONS AND WARRANTIES........................4

4.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS..................................4

4.1.  ACCURACY OF REPRESENTATIONS................................................4
4.2.  PERFORMANCE................................................................4
4.3.  DOCUMENTS AND DELIVERIES...................................................4
4.4.  DUE DILIGENCE; LENDER'S TRANSFER CONSENT; ACCESS; PURCHASE "AS IS."........4
4.5.  SURVEY.....................................................................6
4.6.  TITLE......................................................................6
4.7.  MORTGAGE DEBT..............................................................7
4.8.  MATERIAL ADVERSE CHANGE....................................................7

5.  FAILURE OF CONDITIONS........................................................7

6.  NEW LEASES AND LEASE MODIFICATIONS...........................................7

6.1.  BUYER APPROVAL.............................................................7

7.  CLOSING; DELIVERIES..........................................................8

7.1.  TIME OF CLOSING............................................................8
7.2.  SELLER DELIVERIES..........................................................8
7.3.  BUYER DELIVERIES...........................................................9

8.  APPORTIONMENTS; TAXES; EXPENSES.............................................10

8.1  APPORTIONMENTS.............................................................10
   8.1.1.  TAXES AND OPERATING EXPENSES.........................................10
   8.1.2.  RENT.................................................................10
   8.1.3.  CHARGES UNDER ASSIGNED CONTRACTS.....................................11

8.2.  EXPENSES..................................................................11

9.  DAMAGE OR DESTRUCTION; CONDEMNATION; INSURANCE..............................11




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

10.  REMEDIES...................................................................11

10.1.  BUYER DEFAULT............................................................11
10.2.  SELLER DEFAULT...........................................................12

11.  CONFIDENTIALITY............................................................12

12.  POSSESSION.................................................................12

13.  NOTICES....................................................................12

14.  BROKERS....................................................................14

15.  ESCROW AGENT...............................................................14

15.1.  OBLIGATIONS..............................................................14
15.2.  RELIANCE.................................................................14
15.3.  INDEMNIFICATION..........................................................14
15.4.  DISPUTES.................................................................14
15.5.  COUNSEL..................................................................15
15.6.  INTEREST.................................................................15

16.  REPRESENTATIONS OF BUYER...................................................15

16.1.  AUTHORITY................................................................15
16.2.  NO CONFLICT..............................................................15
16.3.  SOURCE OF FUNDS..........................................................15

17.  MISCELLANEOUS..............................................................15

17.1.  ASSIGNABILITY............................................................15
17.2.  GOVERNING LAW; BIND AND INURE............................................16
17.3.  RECORDING................................................................16
17.4.  TIME OF THE ESSENCE......................................................16
17.5.  HEADINGS.................................................................16
17.6.  COUNTERPARTS.............................................................16
17.7.  EXHIBITS.................................................................16
17.8.  SURVIVAL.................................................................16
17.9.  USE OF PROCEEDS TO CLEAR TITLE...........................................16
17.10.  SUBMISSION NOT AN OFFER OR OPTION.......................................16
17.11.  ENTIRE AGREEMENT; AMENDMENTS............................................17
17.12.  MONTHLY OPERATING REPORTS...............................................17

EXHIBIT A - DESCRIPTION OF LAND.................................................19

EXHIBIT A-1 -PERMITTED ENCUMBRANCES.............................................21

EXHIBIT A-2 -RENT ROLL..........................................................23

EXHIBIT A-3 -SERVICE CONTRACTS..................................................24

EXHIBIT B - FORM OF DEED........................................................25

EXHIBIT C - BILL OF SALE........................................................27

EXHIBIT D - ASSIGNMENT AND ASSUMPTION OF LEASES.................................29

EXHIBIT E - ASSIGNMENT OF WARRANTIES AND PERMITS................................32




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

EXHIBIT F - ASSIGNMENT AND ASSUMPTION OF CONTRACTS..............................34

EXHIBIT G - NON-FOREIGN AFFIDAVIT...............................................37

EXHIBIT H - FUNDING AND ESCROW AGREEMENT........................................38

EXHIBIT I - SUPPLEMENTAL ESCROW AGREEMENT.......................................41


                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT ("AGREEMENT") is made as of the ___ day of September ___, 1999 by and among WCA LIMITED PARTNERSHIP, a Massachusetts limited partnership with an address of 169 Beach Avenue, Hull, Massachusetts 02045 (the "SELLER"), NEW ENGLAND REALTY ASSOCIATES, a Massachusetts limited partnership, with an address of 39 Brighton Avenue, Boston, Massachusetts ("BUYER"), and joined in for the limited purposes set forth herein by Commonwealth Title Insurance Company, as escrow agent ("ESCROW AGENT").

                                   BACKGROUND

         A. Seller owns the following real and personal property (collectively, the "PROPERTY"):

            (1) A parcel of land (the "LAND") together with the apartment building containing 180 apartment units (the "BUILDINGS") located thereon known as Westside Colonial Apartments and located at 18 Westland Road, Brockton, Massachusetts, as more particularly described in EXHIBIT A hereto, together with all easements, rights and privileges appurtenant thereto, and together with all improvements (the Buildings and such other improvements being hereafter collectively referred to as the "IMPROVEMENTS") located thereon, and subject to the Permitted Encumbrance set forth on EXHIBIT A-1 hereto (collectively, the "REAL PROPERTY");

            (2) All fixtures, equipment, furniture, furnishings, appliances, supplies and other personal property of every nature and description attached or pertaining to, or otherwise used in connection with the Real Property, to the extent owned by Seller and located within, and used in connection with the Real Property (the "PERSONALTY"); and

            (3) To the extent owned by Seller, all intangible property used or useful in connection with the foregoing, including, without limitation, all contract rights, guarantees, licenses, permits and warranties, including all of Seller's right, title and interest in the name "Westside Colonial Village".

         The Property does not include any and all reserves currently required by Berkshire, and at Closing all such amounts shall be retained by Seller. Buyer shall be required to fund any reserves required by Berkshire as conditions to the approval of the transfer of the Mortgage Debt.

         B. Seller is prepared to sell, transfer and convey the Property to Buyer, and Buyer is prepared to purchase and accept the same from Seller for the Purchase Price and on the other terms and conditions hereinafter set forth. Seller shall convey the Real Property by a good and sufficient Massachusetts Quitclaim Deed (the "Deed") running to Buyer or to such nominee as Buyer may designate by notice to Seller at least seven (7) days before the Deed is to be delivered as herein provided. The Deed shall convey good and clear record and marketable and insurable title to the Real Property, free from all liens, agreements, encumbrances and encroachments

                              TERMS AND CONDITIONS

from, on or against the Real Property, except for the "Permitted Encumbrances" (as herein defined).

         In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree:

         1. SALE AND PURCHASE. Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the Purchase Price and on and subject to the other terms and conditions set forth in this Agreement.

         2. PURCHASE PRICE. The purchase price for the Property (the "PURCHASE PRICE") shall be Eight Million Nine Hundred Thousand Dollars ($8,900,000.00), which, subject to the terms and conditions hereinafter set forth, shall be paid to Seller by Buyer as follows:

            2.1. DEPOSIT. Concurrent with the execution and delivery of this Agreement by Buyer, Buyer shall have delivered to Escrow Agent, in immediately available funds, to be held in escrow and delivered in accordance with this Agreement, a cash deposit totalling Two Hundred Fifty Thousand Dollars ($250,000.00) (the "DEPOSIT").

            2.2. PAYMENT AT CLOSING; FUNDING AGREEMENT. At the consummation of the transaction contemplated hereby (the "CLOSING"), Buyer shall deliver to Escrow Agent cash in the amount of Three Million Three Hundred Eighty-Five Thousand Dollars ($3,385,000), and subject to adjustments and apportionments as set forth herein. The Purchase Price, subject to adjustments and apportionments as set forth herein, shall be paid at Closing by wire transfer of immediately available federal funds, transferred to the order or account of Escrow Agent or such other person as Seller may designate in writing.

            2.3. ASSUMPTION OF MORTGAGE DEBT. At Closing, Buyer shall assume the existing first mortgage on the Real Property (the "Mortgage Debt") owed to Berkshire Mortgage Finance Corporation or its assignee (the "Lender"). The estimated unpaid principal amount of the Mortgage Debt is Five Million Two Hundred Sixty-Five Thousand Dollars ($5,265,000). The cash portion of the Purchase Price shall be adjusted to reflect the actual unpaid principal amount of the Mortgage Debt on the date of Closing.

         The delivery and recording of documents and the disbursement of funds shall be effectuated at the Closing by the use of a Funding and Escrow Agreement substantially in the form of EXHIBIT H attached hereto.

         3. REPRESENTATIONS AND WARRANTIES OF SELLER. Subject to all matters disclosed in any document delivered to Buyer by Seller or on any exhibit attached hereto, and subject to any information contained in any written report, memorandum or correspondence addressed to Buyer, its counsel or any consultant retained by Buyer in connection with Buyer's investigation of the Property or other information disclosed in writing to Buyer by Seller or any other person after the date hereof and prior to the Closing (all such matters being referred to herein as "EXCEPTION MATTERS"), and without intending to limit Buyer's due diligence rights under Section 4.4, Seller represents and warrants to Buyer as follows:

            3.1. AUTHORITY. Seller is a limited partnership validly existing under the laws of the Commonwealth of Massachusetts and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized.

            3.2. NO CONFLICT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Seller does not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the Property or assets of the Seller by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Seller is a party or which is or purports to be binding upon Seller or which otherwise affects Seller, which will not be discharged, assumed or released at Closing. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Seller in accordance with its terms.

            3.3. NO CONDEMNATION. To Seller's knowledge, Seller has not received any written notice of any pending or contemplated condemnation, eminent domain, or similar proceeding with respect to all or any portion of the Real Property.

            3.4. NO NOTICES. Seller has not received written notice of existing violations of any federal, state, county or municipal laws, ordinances, orders, codes, regulations or requirements affecting the Real Property which have not been cured.

            3.5. LITIGATION. To Seller's knowledge, there is no material action, suit or proceeding pending or threatened against or affecting the Property, or arising out of the ownership, management or operation of the Real Property, this Agreement or the transactions contemplated hereby.

            3.6. FIRPTA. Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code.


            3.7. RENT ROLL. Attached hereto on EXHIBIT A-2 is a true and complete copy of the rent roll for the Property. Seller has not received any written notices of default on the part of Seller or claims of rights of set-off from any tenant listed on the rent roll that has not been cured. The rent roll accurately reflects the amount all security deposits and advance rental payments held by Seller with respect to the Property.

            3.8. SERVICE CONTRACTS. To the best of Seller's knowledge, there are no management, garbage removal, maintenance agreements, or service contracts and agreements relating to the real property that cannot be terminated on or before the Closing, other than those listed on EXHIBIT A-3 hereto.

            3.9. BROKERAGE COMMISSIONS. To the best of Seller's knowledge, there are no brokerage commissions due under any of the leases affecting the Property which are due or will become due after the date of Closing.

         3A. LIMITATIONS REGARDING REPRESENTATIONS AND WARRANTIES. As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase "to Seller's knowledge" or any similar phrase shall mean the actual, not constructive or imputed, knowledge of Paul Townsend, without any obligation on either of their parts to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like.

         Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters. Buyer agrees to inform Seller promptly in writing if it discovers that any representation or warranty of Seller is inaccurate in any material respect, or if it believes that Seller has failed to deliver to Buyer any document or material which it is obligated to deliver hereunder.

         4.CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. All of Buyer's obligations hereunder are expressly conditioned on the satisfaction at or before the time of Closing hereunder, or at or before such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer's option):

            4.1. ACCURACY OF REPRESENTATIONS. All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of Closing with the same effect as if made on and as of such date.

            4.2. PERFORMANCE. Seller shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

            4.3. DOCUMENTS AND DELIVERIES. All instruments and documents required on Seller's part to effectuate this Agreement and the transactions contemplated hereby shall be delivered to Buyer and shall be in form and substance consistent with the requirements herein.

            4.4. DUE DILIGENCE; LENDER'S TRANSFER CONSENT; ACCESS; PURCHASE "AS IS."

                 4.4.1. Buyer shall have until (i) September 27, 1999 at 5:00 P.M. to conduct the following due diligence: building, site , property condition, environmental reports and inspections, survey, permits, lead paint, zoning, and approvals reviews, and verification of the Property's operating and income statements, leases, contracts and service agreements, except that Buyer shall have until October 4, 1999 at 5:00 P.M. to review the results of Buyer's subsurface environmental tests. The Seller shall cooperate in good faith with the Buyer and provide copies of all such information reasonably requested by Buyer or by Berkshire, and which is in Seller's possession. If the results of the Buyer's due diligence review and inspections are not satisfactory to the Buyer or Berkshire, in their sole and exclusive judgement, the Buyer may so notify the Seller in writing (which notice shall include a statement as to the reason for termination and shall include copies of Buyer's due diligence reports, provided as to those reports that are not yet in Seller's possession, Seller shall promptly deliver such reports upon receipt) at any time prior to the expiration of the due diligence period and terminate this Agreement, in which case the Deposit shall be refunded to Buyer, together with all interest earned thereon, and thereupon this Agreement shall become null and void without recourse to the parties hereto.

                 4.4.2. Buyer shall use its best efforts and have until November 15, 1999 to satisfy the Lender that Buyer's (or Buyer's nominee) is an appropriate and acceptable replacement borrower with respect to the Mortgage Debt, all on terms and conditions consistent with the Mortgage Debt documents, and to obtain Lender's written consent to Buyer's assumption of the Mortgage Debt (the "LENDER'S TRANSFER CONSENT"). If Buyer, despite its best efforts, is unable to obtain Lender's consent to Buyer's assumption of the Mortgage Debt on or before such date then Buyer or Seller may terminate this Agreement by written notice to the other party, and upon such termination the Deposit, together with all interest earned thereon shall be paid to Buyer. If Lender approves the transfer of the Mortgage Debt, Seller shall pay a mortgage transfer fee to Berkshire at the Closing in an amount not to exceed one percent (1%) of the outstanding balance of the Loan and Buyer shall pay all other Lender costs associated with its assumption of the Mortgage Debt. Any and all reserves being held by Lender on the account of Seller shall remain the property of Seller and Buyer shall be responsible for funding reserves required by Lender as a condition of the Lender's Transfer Consent.

                 4.4.3. From and after the date hereof and through the Closing, Buyer, its agents and representatives, shall be entitled to enter upon the Property (such entry to be in the presence of Seller or Seller's agent, during regular business hours, and coordinated through Seller's property manager), including all leased areas, upon twenty-four (24) hours prior notice to Seller, to perform inspections and non-invasive tests of the Property, including surveys, studies, examinations and tests of all structural and mechanical systems within the Improvements, and to examine the books and records of Seller and Seller's property manager relating to the Property. Before entering upon the Property, Buyer shall furnish to Seller evidence of general comprehensive and contractual liability insurance coverage of at least $2,000,000 and insuring against such risks as Seller may reasonably require. Such insurance shall name Seller as an additional insured. Notwithstanding the foregoing, Buyer shall not be permitted to interfere unreasonably with Seller's operations at the Property or interfere with any tenant's use and quiet enjoyment of the Property, and the scheduling of any inspections shall take into account the timing and availability of access to the tenant's premises, pursuant to the tenant's rights under the leases or otherwise. If Buyer wishes to engage in any testing which will damage or disturb any portion of the Property, Buyer shall obtain Seller's prior consent thereto, which may be refused or conditioned as Seller may deem appropriate. Without limiting the generality of the foregoing, Seller's written approval shall be required prior to any testing or sampling of surface or subsurface soils, surface water, groundwater or any materials in or about the Improvements in connection with Buyer's environmental due diligence. Buyer shall repair at Buyer's sole cost and expense, any damage to the Property caused by any such tests or investigations, and Buyer shall indemnify and defend Seller from any and all loss, cost, liabilities, claims, and expenses whatsoever (including reasonable attorneys' fees of counsel selected by Seller) arising out of any damage to persons or property occurring in or about the Property arising in any way from the inspection permitted hereby, and shall return the Property to the same condition as it was in prior to the inspection. The foregoing indemnification shall survive Closing or the termination of this Agreement.

                 4.4.4. Buyer acknowledges and agrees that Buyer is acquiring the Property in its "AS IS" condition, WITH ALL FAULTS, IF ANY, AND EXCEPT AS PROVIDED IN ARTICLE 3 HEREOF, WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED. Other than as expressly set forth herein, neither Seller nor any agents, representatives, or employees of Seller have made any representations or warranties, direct or indirect, oral or written, express or implied, to Buyer or any agents, representatives, or employees of Buyer with respect to the condition of the Property, its fitness for any particular purpose, or its compliance with any laws, and Buyer is not aware of and does not rely upon any such representation to any other party. Buyer acknowledges that Buyer has been afforded the opportunity to make such inspections (or have such inspections made by consultants) as it desires of the Property and all factors relevant to its use, including, without limitation, the interior, exterior, and structure of all Improvements, and the condition of soils and subsurfaces. Except as otherwise expressly set forth in any representation or warranty made by Seller in ARTICLE 3 of this Agreement, any information, documents or materials which have been or hereafter are made available to Buyer are made available solely as an accommodation to Buyer in the conduct of its due diligence, and Seller makes no representation or warranty as to the accuracy thereof.

                 4.5. SURVEY. Seller has provided Buyer with a copy of the survey for the Real Property entitled "Title Insurance Plan of Land in Brockton, Massachusetts" prepared for Seller by Hayward-Boynton & Williams, Inc., dated September 15, 1993 and revised through July 23, 1998 (the "1998 SURVEY"). Buyer hereby accepts all matters shown on the 1998 Survey and all matters that would have been shown on an update of the 1998 Survey as of the date hereof (all such matters shall be considered "Permitted Encumbrances").

                 4.6. TITLE. Seller has provided Buyer with a copy of the title insurance policy for the Property issued by First American Title Insurance Company and dated September 30, 1998 (the "1998 TITLE POLICY"). Buyer hereby accepts all matters set forth in the 1998 Title Policy, except for Schedule B, Items 9 and 10 (all such matters shall be considered "Permitted Encumbrances"). Buyer has ordered an update of the 1998 Title Policy and Commitment for an owner's title policy (1992 ALTA Owner's Policy) (the "COMMITMENT") and on or before October 4, 1999 shall furnish to Seller (a) a copy of the Commitment, and
(b) a written statement specifically identifying any liens or encumbrances or other defects that have a materially adverse impact on title to the Property (other than the Permitted Exceptions), together with Buyer's reasons for objecting to the same. If exceptions to title appear on the Commitment and if Seller is unable or elects not to eliminate such exceptions to title and, accordingly, is unable to convey title to the Property in accordance with the provisions of this Agreement, Seller shall so notify Buyer and Buyer, within five (5) days thereafter, shall either (x) elect to terminate this Agreement by written notice given to Seller, and thereupon the Deposit shall be refunded to Buyer and all obligations of the parties hereto shall cease, and this Agreement shall be void and without recourse to the parties hereto, or (y) elect to accept title to the Premises subject to such exceptions, without any reduction in the Purchase Price and without any liability on the part of Seller, in which case Seller shall convey such title to the Property without any reduction of the Purchase Price. If Buyer shall not make such election within such (10) day period, Buyer shall be deemed to have elected clause (y) above with the same force and effect as if Buyer had elected clause (y) within such five (5) day period. Buyer shall be deemed to have accepted all title matters not objected to under this paragraph (as well as those objections that Seller is unable or unwilling to cure and which objections Buyer then waives), and all such title matters shall be considered "Permitted Encumbrances".

                 4.7. MORTGAGE DEBT. Seller shall not be in default under the terms of the Mortgage Debt, provided Seller shall have twenty (20) days to cure any default, notice of which Seller first receives within ten (10) days of the date of the Closing, and the Closing Date shall be extended to permit Seller to so cure such a default.

                 4.8. MATERIAL ADVERSE CHANGE. Between the date hereof and the date of Closing, except as set forth in ARTICLE 9, there shall have been no material adverse change in the physical condition of the Property, normal wear and tear excepted, and no new survey or title matter not approved or deemed approved by Buyer pursuant to SECTIONS 4.5 OR 4.6 shall have arisen subsequent to the date hereof unless the same is, in Buyer's sole satisfaction, discharged or insured over in Buyer's title policy at Closing.

         5. FAILURE OF CONDITIONS. In the event Seller shall not be able to convey title to the Property subject only to the matters approved or deemed approved by Buyer pursuant to SECTIONS 4.5, 4.6 AND 4.7 hereof, on the date of Closing in accordance with the provisions of this Agreement, then Buyer shall have the option, exerciseable by written notice to Seller at or prior to Closing, of (1) accepting at Closing such title as Seller is able to convey and/or waiving any unsatisfied condition precedent, with no reduction in the Purchase Price, or (2) declining to proceed to Closing, and terminating this Agreement. In the latter event, except as expressly set forth herein, all obligations, liabilities and rights of the parties under this Agreement shall terminate, and the Deposit, together with all interest earned thereon, shall be returned to Buyer.

         6. NEW LEASES AND LEASE MODIFICATIONS.

            6.1. BUYER APPROVAL. After the execution of this Agreement, if this Agreement shall not have been terminated by Buyer, Seller shall not, without the written consent of Buyer, which consent may not be unreasonably withheld: (i) modify or renew any lease term for any apartment unit at the Property for a term in excess of twelve (12) months; (ii) enter into any new lease at rental rates lower than those rents currently in effect for comparable apartments in the rent roll delivered to Buyer by Seller. Buyer shall be deemed to have consented to any proposed lease or lease modification if it has not responded to Seller within five (5) business days after receipt of a request for approval of such lease or lease modification, or (iii) allow the occupancy rate for the Property's apartments to fall below 95%. In all other respects Seller shall continue to manage and operate the Property in a good faith and in a manner consistent with Seller's current business practice, provided Seller shall not enter into any new service contracts for the Property which cannot be terminated at Closing, and Seller shall not remove any Personalty from the Property, except for purposes of repairing and/or replacing such Personalty.

         7. CLOSING; DELIVERIES.

            7.1. TIME OF CLOSING. The Closing shall take place at 10:00 a.m. on the tenth (10) business day after the Lender's Transfer Consent has been obtained by Buyer at the offices of Brown, Rudnick, Freed & Gesmer, P.C., 745 Atlantic Avenue, 5th Floor, Boston, Massachusetts, unless otherwise agreed to in writing by both Seller and Buyer.

            7.2. SELLER DELIVERIES. At Closing, Seller shall deliver to Buyer the following, and it shall be a condition to Buyer's obligation to close that Seller shall have delivered the same to Buyer:

                 7.2.1. A Massachusetts Quitclaim Deed ("DEED") to the Real Property from Seller, duly executed and acknowledged by Seller and substantially in the form of EXHIBIT B attached hereto.

                 7.2.2. A Bill of Sale for the Personalty from Seller, substantially in the form of EXHIBIT C attached hereto, duly executed by Seller.

                 7.2.3. An Assignment and Assumption of Leases from Seller, substantially in the form of EXHIBIT D attached hereto, duly executed by Seller.

                 7.2.4. An Assignment of Warranties and Permits from Seller, substantially in the form of EXHIBIT E attached hereto, duly executed by Seller.

                 7.2.5. An Assignment and Assumption of Contracts (the "ASSIGNED CONTRACTS") executed by Seller substantially in the form of EXHIBIT F attached hereto, duly executed by Seller, assigning those contracts and agreements listed on EXHIBIT A-3.

                 7.2.6. Originals or copies certified by Seller of the leases (together with any amendments) for the Property, all contracts and other material records and materials identified in the Exhibits hereto in effect at the time of Closing, and all other material books, records and files maintained by Seller's property manager relating to the construction, leasing, operation and maintenance of the Property.

                 7.2.7. A notice to each tenant, executed by Seller, advising of the sale of the Property and directing that rent and other payments thereafter be sent to Buyer at the address provided by Buyer at Closing.

                 7.2.8. Such affidavits or letters of indemnity as the Buyer's title insurer shall reasonably require in order to issue, without extra charge, an owner's policy of title insurance free of any exceptions for unfiled mechanics' or materialmen's liens for work performed by Seller prior to Closing, or for rights of parties in possession other than pursuant to the leases for the apartments on the Property.

                 7.2.9. A Non-Foreign Affidavit as required by the Foreign Investors in Real Property Tax Act ("FIRPTA"), as amended, in the form of EXHIBIT G, duly executed by Seller.

                 7.2.10. A certification by Seller that all representations and warranties made by Seller in ARTICLE 3 of this Agreement are true and correct in all material respects on the date of Closing, except as may be set forth in such certificate.

                 7.2.11. Certificates of legal existence and good standing of Seller and its general partner(s) from the Massachusetts Secretary of State. Duly certified resolutions from the Board of Directors of Seller's general partner evidencing approval of and authorization to execute this Agreement and the closing documents, and to consummate the transactions contemplated hereby.

                 7.2.12. All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated hereby, including, without limitation, a closing statement describing the sources and uses of funds in connection with the Closing.

            7.3. BUYER DELIVERIES. At Closing, Buyer shall deliver to Seller the following, and it shall be a condition to Seller's obligation to close that Buyer shall have delivered the same to Seller:

                 7.3.1. In accordance with Seller's instructions, a wire transfer in the amount required under SECTION 2.2 hereof (subject to the adjustments provided for in this Agreement), transferred to the order or account of Escrow Agent or to such other person or persons as Seller shall designate in writing.

                 7.3.2. A certification by Buyer that all representations and warranties made by Buyer in ARTICLE 16 of this Agreement are true and correct in all material respects on the date of Closing, except as may be set forth in such certificate.

                 7.3.3. The Bill of Sale referred to in SECTION 7.2, duly executed and acknowledged by Buyer.

                 7.3.4. The Assignment and Assumption of Leases referred to in
SECTION 7.2, duly executed and acknowledged by Buyer.

                 7.3.5. The Assignment of Warranties and Permits referred to in
SECTION 7.2, duly executed and acknowledged by Buyer.

                 7.3.6. The Assignment and Assumption of Contracts referred to in SECTION 7.2.5, duly executed and acknowledged by Buyer.

                 7.3.7. Certificates of legal existence and good standing of Buyer and its general partner(s) from the Massachusetts Secretary of State, together with certified votes authorizing the execution of this Agreement and the closing documents, and to consummate the transactions contemplated hereby.

                 7.3.8. All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated hereby, including, without limitation, a closing statement describing the sources and uses of funds in connection with the Closing.

         8. APPORTIONMENTS; TAXES; EXPENSES.

            8.1. APPORTIONMENTS.

                 8.1.1. TAXES AND OPERATING EXPENSES. All real estate taxes, public and private charges and public and private assessments affecting the Property ("Taxes"), and all expenses attributable to the operation of the Property ("OPERATING EXPENSES"), to the extent not paid directly to the provider of such services by tenants, shall be prorated on a per diem basis as of the date of Closing, with such Taxes and Operating Expenses for the day of the Closing allocated to the Buyer. If any Taxes have not been finally assessed as of the date of Closing for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor, and shall be readjusted when and if final bills are issued. If any Operating Expenses cannot conclusively be determined as of the date of Closing, then the same shall be adjusted at Closing based upon the most recently issued bills thus far and shall be re-adjusted within one hundred twenty (120) days after the end of the calendar year in which the Closing occurs after final Operating Expenses are determined. Buyer hereby agrees to assume all non-delinquent assessments affecting the Property, whether special or general except that Seller shall be responsible for those payments due and owing prior to Closing. Water and sewer charges are to be adjusted for as of the date of Closing.

                 8.1.2. RENT. Except for delinquent rent (including delinquent Operating Expenses), all rent under the leases for the Property shall be prorated to the date of Closing, with rent for the day of the Closing allocated to the Buyer. Delinquent rent shall not be prorated but shall remain the property of Seller. Payments received from tenants from and after the date of Closing shall be applied first to rents then due for the current period, second to Buyer's expenses incurred in obtaining such amounts, and then to rents delinquent as of the date of Closing. Buyer shall cooperate with Seller in the collection of any delinquent amounts provided that such cooperation shall not require Buyer to expend any money. Buyer shall be credited at Closing for any security deposit or advance rental payment deposited with Seller pursuant to the leases.

                 8.1.3. CHARGES UNDER ASSIGNED CONTRACTS. The unpaid monetary obligations of Seller with respect to any of the Assigned Contracts shall be prorated on a per diem basis as of the date of Closing, with such obligations for the day of the Closing allocated to Buyer.

                 8.2. EXPENSES. Each party will pay all its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (1) all costs and expenses stated herein to be borne by a party, and (2) all of their respective accounting, legal and appraisal fees. Buyer, in addition to its other expenses, shall pay at Closing
(1) all recording charges incident to the recording of the Deed for the Real Property, (2) premiums for any coverage under Buyer's title insurance policy,
(3) survey costs, and (4) one-half of the fees, costs and expenses of Escrow Agent and the costs of any taxes assessed thereon. Seller, in addition to its other expenses, shall pay at Closing (1) all documentary stamps, deed stamps and realty transfer taxes, and (2) one-half of the fees, costs and expenses of Escrow Agent and the costs of any taxes assessed thereon.

         9. DAMAGE OR DESTRUCTION; CONDEMNATION; INSURANCE.

         If at any time prior to the date of Closing there is damage or destruction to the Property the cost for repair of which exceeds $375,000, or if all or any material portion of the Property is condemned or taken by eminent domain proceedings by any public authority, then, at Buyer's option, this Agreement shall terminate, and the Deposit, together with any interest accrued thereon, shall be returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder.

         If there is any damage or destruction or condemnation or taking, as above set forth, and if Buyer elects not to terminate this Agreement as herein provided, then (1) in the case of a taking, all condemnation proceeds paid or payable to Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing; and (2) in the case of a casualty, Seller shall assign to Buyer all rights to any insurance proceeds paid or payable under the applicable insurance policies and shall credit to Buyer at Closing an amount equal to any deductible in connection therewith, less any costs of collection and any sums expended in restoration.

         Until the time of Closing, Seller shall maintain existing policies of insurance relating to the Property in full force and effect.

         10. REMEDIES.

            10.1. BUYER DEFAULT. In the event Buyer breaches or fails, without legal excuse, to complete the purchase of the Property or to perform its obligations under this Agreement, then Seller shall, as its sole remedy therefor, be entitled to receive the Deposit, plus all interest earned and accrued thereon, as liquidated damages (and not as a penalty) in lieu of, and as full compensation for, all other rights or claims of Seller against Buyer by reason of such default. Thereupon this Agreement shall terminate and the parties shall be relieved of all further obligations and liabilities hereunder, except as expressly set forth herein. Buyer and Seller acknowledge that the damages to Seller resulting from Buyer's breach would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section represents the parties' best efforts to approximate such potential damages.

            10.2. SELLER DEFAULT. In the event Seller breaches or fails, without legal excuse, to complete the sale of the Property or to perform its obligations under this Agreement, Buyer may, as its sole remedy therefor subject to the next paragraph of this SECTION 10.2, either (i) enforce specific performance of this Agreement against Seller, or (ii) terminate this Agreement and receive the Deposit, plus all interest earned and accrued thereon, except that in the case of any breach of a representation, warranty or covenant of a Seller which survives the closing, if Buyer closes, Buyer shall be entitled, as its sole remedy, to recover its actual damages therefor.

         Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that its recourse against Seller under this Agreement or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be strictly limited to Seller's interest in the Property (or upon consummation of the transaction contemplated hereunder, to $1,000,000), and that in no event shall Buyer seek or obtain any recovery or judgment against any of Seller's other assets (if any) or against any of Seller's beneficiaries, partners (or their constituent partners) or any director, officer, employee or shareholder of any of the foregoing, except to the extent that the proceeds of the sale of the property (up to the aggregate maximum amount of $1,000,000) were actually distributed to such beneficiaries, partners, or directors, officers, employees or shareholders.

         11. CONFIDENTIALITY. Buyer agrees to keep confidential and not to use, other than in connection with its determination whether to proceed with the purchase of the Property in accordance with SECTION 4.4 hereof, any of the documents, material or information regarding the Property supplied to Buyer by Seller or by any third party at Seller's request, including, without limitation any environmental site assessment reports furnished to Buyer except to Buyer's consultants on a "need to know" basis, unless Buyer is compelled to disclose such documents, material or information by law or by subpoena. Buyer agrees to indemnify and hold harmless Seller from and against any and all losses, damages, claims and liabilities of any kind (including, without limitation, reasonable attorneys' fees) arising out of Buyer's breach of this SECTION 11. In the event that the Closing does not occur in accordance with the terms of this Agreement, Buyer shall return to Seller all of the documents, material or information regarding the Property supplied to Buyer by Seller or at the request of Seller. The provisions of this SECTION 11 shall survive the termination of this Agreement.

         12. POSSESSION. Possession of the Property and all of Seller's keys to the Property (including without limitation, all buildings, apartments, storerooms, and offices) shall be surrendered to Buyer at Closing, subject to the rights of the tenants under the leases.

         13. NOTICES. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:

            13.1. IF TO SELLER:

                  SNE Products, Inc.
                  600 Plain Street
                  Marshfield, MA 02050
                  Attention:       Paul Townsend

With a copy to:

                  Brown, Rudnick, Freed & Gesmer, P.C.
                  One Financial Center
                  Boston, Massachusetts  02111
                  Fax No.:         617-856-8201
                  Attention:       Daniel D. Sullivan, Esquire
                                   Franz T. Litz, Esquire

            13.2. IF TO BUYER:

                  New England Realty Advisors
                  39 Brighton Avenue
                  Boston, Massachusetts  02135
                  Fax No.: (617)
                  Attention:       Harold Brown

With a copy to:

                  Linda Vaccaro, General Counsel
                  The Hamilton Company
                  39 Brighton Avenue
                  Allston, Massachusetts  02134
                  Fax No.: (617) 783-0568

            13.3. If to the Escrow Agent to:

                  Commonwealth Title Insurance Company
                  50 Federal Street
                  Boston, Massachusetts  02110
                  Fax No.: (617) 542-0636
                  Attention:       Haskell Shapiro

Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; by overnight courier service; or by telecopy, with an original by regular mail. Any such notice or communication shall be effective when delivered or when delivery is refused.

         14. BROKERS. Buyer and Seller each represent to the other that it has not dealt with any broker or agent in connection with this transaction other than Allen/Dushman Associates Investment Real Estate, LP ("BROKER"). Seller shall pay Broker a commission pursuant to a separate agreement, if, as and when the Closing occurs, but not otherwise. Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys' fees) arising out of a breach of its representation or undertaking set forth in this SECTION 14. The provisions of this SECTION 14 shall survive Closing or the termination of this Agreement.

         15. ESCROW AGENT Escrow Agent shall hold the Deposit in accordance with the terms and provisions of this Agreement and in accordance with the terms and provisions of the Supplemental Escrow Instructions attached hereto as EXHIBIT I (the "SUPPLEMENTAL INSTRUCTIONS"), subject to the following:

            15.1. OBLIGATIONS. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and the Supplemental Instructions and no implied duties or obligations shall be read into this Agreement against Escrow Agent.

            15.2. RELIANCE. Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent's duties under this Agreement shall be limited to those provided in this Agreement.

            15.3. INDEMNIFICATION. Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, Seller and Buyer shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection Seller and Buyer shall indemnify Escrow Agent against any and all expenses including reasonable attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.

            15.4. DISPUTES. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, or the application of the Deposit, Escrow Agent shall hold the Deposit until the receipt of (i) written instructions from both Buyer and Seller or (ii) a final order of a court of competent jurisdiction. Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys' fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

            15.5. COUNSEL. Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.

            15.6. INTEREST. All deposits into the escrow shall be held by the Escrow Agent in an interest bearing account. All interest earned on the Deposit shall be deemed to be part of the Deposit and shall accrue to the benefit of Buyer except to the extent the Deposit becomes payable to Seller pursuant to
SECTION 10.1. In such event the interest earned on the Deposit shall accrue to the benefit of the Seller.

         16. REPRESENTATIONS OF BUYER. Buyer represents and warrants that:

            16.1. AUTHORITY. Buyer is a limited partnership, duly organized, validly existing and in good standing under the laws of Massachusetts and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer has been duly authorized.

            16.2. NO CONFLICT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Buyer does not and will not violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment, conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Buyer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Buyer is a party or which is or purports to be binding upon Buyer or which otherwise affects Buyer, which will not be discharged or released at or prior to Closing. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Buyer in accordance with its terms.

            16.3. SOURCE OF FUNDS. Buyer has available to it unrestricted funds which it may use in its sole discretion to pay the cash portion of the Purchase Price and otherwise comply with the provisions of this Agreement.

         17. MISCELLANEOUS.

             17.1. ASSIGNABILITY. Buyer may not assign or transfer all or any portion of its rights or obligations under this Agreement to any other individual, entity or other person without the consent thereto by Seller, which consent may be withheld in Seller's sole and absolute discretion, except that as to parties related to Purchaser, Seller's consent may not be unreasonably withheld.

            17.2. GOVERNING LAW; BIND AND INURE. This Agreement shall be governed by the law of the Commonwealth of Massachusetts and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

            17.3. RECORDING. This Agreement or any notice or memorandum hereof shall not be recorded in any public record. A violation of this prohibition shall constitute a material breach of Buyer, entitling Seller to terminate this Agreement.

            17.4. TIME OF THE ESSENCE. Time is of the essence of this Agreement.

            17.5. HEADINGS. The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

            17.6. COUNTERPARTS. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            17.7. EXHIBITS. All Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.

            17.8. SURVIVAL. Unless otherwise expressly stated in this Agreement, each of the warranties and representations of Seller and Buyer shall survive the Closing and delivery of the Deed and other closing documents by Seller to Buyer, and shall not be deemed to have merged therewith; provided, however, that any suit or action for breach of any of the representations or warranties set forth herein must be commenced within one (1) year after the Closing, or any claim based thereon shall be deemed irrevocably waived. Unless expressly made to survive, all obligations and covenants of Seller contained herein shall be deemed to have been merged into the Deed and shall not survive the Closing.

            17.9. USE OF PROCEEDS TO CLEAR TITLE. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer's attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

            17.10. SUBMISSION NOT AN OFFER OR OPTION. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the

Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

            17.11. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

            17.12. MONTHLY OPERATING REPORTS. Seller agrees to provide Buyer with copies of the monthly operating expenses for the Property through the date of Closing.

            17.13 NO MARKETING. Seller agrees that while this Agreement remains in effect Seller shall neither market the Property to nor solicit offers from any person other than Buyer.

                      [SIGNATURES APPEAR ON THE NEXT PAGE]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                              SELLER:

                                       WCA LIMITED PARTNERSHIP

                                       By:      James-Town Properties II, Inc.
                                                its general partner,

                                               By: __________________________

                                                   Name:
                                                   Title:

                              BUYER:

                                       NEW ENGLAND REALTY ASSOCIATES

                                       By: NewReal, Inc., its general partner

                                               By: /s/ Ronald Brown
                                                   ---------------------------
                                                   Ronald Brown, Its President

                                               By: /s/ Ronald Brown
                                                   ---------------------------
                                                   Harold Brown, Its Treasurer

                              ESCROW AGENT:

                                       COMMONWEALTH TITLE INSURANCE COMPANY

                                                By: __________________________
                                                    Name: ____________________
                                                    Title: ___________________

                                    EXHIBIT A

                               DESCRIPTION OF LAND

Five certain parcels of land with the Buildings and improvements thereto belonging, situated in Brockton, Plymouth County, Massachusetts, and being shown as Lots 1, 2, 3, 4 and a Lot entitled "Advent Christian Church" on a plan entitled "Plan of Land in Brockton belonging to Thomas J. Flatley", dated November 14, 1961 made by Hayward-Hayward & Boynton, Engineers and Surveyors, duly recorded with Plymouth County Registry of Deeds as Plan 821 of 1961. Said five parcels of land are together more particularly bounded and described as follows:

SOUTHWESTERLY                       by Pleasant Street, as shown on said plan,
                                    in four courses measuring, respectively, one hundred twenty-one and 80/100 (121.80) feet, fifty-five and 50/100 (55.50) feet, one hundred twenty-four and 40/100 (124.40) feet, and one hundred thirty-seven and 43/100 (137.43) feet;

NORTHWESTERLY                       by Amvets Memorial Highway, Commonwealth of
                                    Massachusetts (Route #24) in three courses measuring respectively, one hundred forty-four and 62/100 (144.62) feet, three hundred eighty and 57/100 (380.57) feet, and five hundred thirty-two and 47/100 (532.47) feet;

NORTHERLY                           by said last mentioned Highway fifty and
                                    32/100 (50.32) feet;

EASTERLY by land of the City of Brockton, as shown on said plan, one hundred fourteen and 33/100 (114.33) feet;

SOUTHERLY                           by Alandale Avenue, as shown on said plan,
                                    thirty and 23/100 (30.23) feet;

EASTERLY again by Westland Street, as shown on said plan, in three courses measuring respectively, four hundred forty-five (445.00) feet, three hundred twenty (320.00) feet and three hundred twenty-six and 53/100 (326.53) feet;

SOUTHEASTERLY                       in a curved line forming the junction of
                                    Westland Street and Pleasant Street, as
                                    shown on said plan, twenty-five and 20/100
                                    (25.20) feet.

There is appurtenant to said premises the right to use so much of Westland Street, in common with others entitled thereto for all purposes for which street and ways are commonly used in the City of Brockton, as shown on said plan, lying northerly of that portion of said street laid out by the City of Brockton by instrument duly recorded with said Deeds, Book 3336, Page 330, which portion of Westland Street is shown as private way on the title insurance plan reference in Schedule B.

                                   EXHIBIT A-1

                             PERMITTED ENCUMBRANCES

1. Liens for real estate taxes and municipal assessments not yet due and payable.

2. Rights of tenants in possession, as tenants only, under unrecorded residential leases.

3. Taking by the Commonwealth of Massachusetts for the relocation of Amvets Memorial Highway dated January 19, 1954 and recorded in Book 2324, Page 171.

4. Taking by the Commonwealth of Massachusetts for the relocation of Amvets Memorial Highway dated May 11, 1954 and recorded in Book 2344, Page 173.

5. Taking by the City of Brockton for sewer purposes dated August 22, 1960 and recorded in Book 2798, Page 127.

6. Taking by the City of Brockton for sewer purposes dated November 14, 1966 and recorded in Book 3336, Page 330.

7. Rights of others in and Amvets Memorial Highway, Westland Street, Pleasant Street and Alandale Avenue.

8. Matters shown on a plan of land entitled "Title Insurance Plan of Land in Brockton, Massachusetts" prepared for Westside Colonial Limited Partnership by Hayward-Boynton & Williams, Inc., dated September 15, 1993, Rev. January 20, 1995, Rev. through August 28, 1998, Scale 1"=40'.

9. Notice of Lease between Mac-Gray Co., Inc. and WCA Limited Partnership recorded in October 19, 1995 in Book 13903, Page 347, as affected by Subordination, Non-Disturbance and Attornment dated a of September 30, 1998, recorded in Book ___, Page ___.

10. UCC-1 Financing Statement naming WCA Limited Partnership, as Debtor and Berkshire Mortgage Finance Corporation, as Secured Party recorded in Book 16656, Page 191.

11. Mortgage, Assignment of Leases and Rents and Security Agreement from WCA Limited Partnership to Berkshire Mortgage Finance Corporation dated September 30, 1998, in the original principal amount of $5,265,000.00, recorded September 30, 1998, in Book 16656, Page 191.

                                   EXHIBIT A-2

                                    RENT ROLL

                                   EXHIBIT A-3

                                SERVICE CONTRACTS

1.  Browning-Ferris Industries, Inc. for trash removal.

2.  Mac-Gray Services, Inc. for laundry services.

3. Boston Gas for boilers (payment of $1,652 per month on remaining balance of approximately $6,600).

                                    EXHIBIT B

                                  FORM OF DEED

                                 QUITCLAIM DEED

Westside Colonial Village Apartments, 18 Westland Avenue, Brockton,
Massachusetts

         WCA Limited Partnership, a Massachusetts limited partnership with an address of 169 Beach Avenue, Hull, Massachusetts 02045 ("GRANTOR"), for consideration paid, and in full consideration of Eight Million Nine Hundred Thousand and No/100 Dollars ($8,900,000.00), grants to New England Realty Associates, a limited partnership organized under the laws of __________________, having a mailing address at 39 Brighton Avenue, Boston, Massachusetts 02135 ("GRANTEE"), with QUITCLAIM COVENANTS, those certain parcels of land, together with the improvements thereon, known as Westside Colonial Village Apartments, located at 18 Westland Avenue, Brockton, Massachusetts, bounded and described as follows:

[Insert legal description]

         The above-described premises also are conveyed subject to and with the benefit of all agreements and restrictions of record.

         For Grantor's title see the deed dated __________, from _____________ to Grantor recorded with the Middlesex South Registry of Deeds in Book ___________, Page ______.

EXECUTED under seal this _______ day of ____________, 1999.

                                         WCA LIMITED PARTNERSHIP

                                         By: James-Town Properties II, Inc., its
                                             General Partner

                                             By: _______________________________
                                                 Name:
                                                 Title:

                          Commonwealth of Massachusetts

                    , ss.                                    _____________, 1999

         Then personally appeared the above-named __________________ , as _______________________ of James-Town Properties II, Inc., the General Partner of WCA Limited Partnership and acknowledged the foregoing instrument to be the free act and deed of said corporation as General Partner aforesaid, before me,

                                                     --------------------
                                                     Notary Public
                                                     My Commission Expires:

                                    EXHIBIT C

                                  BILL OF SALE

         WCA Limited Partnership, a Massachusetts limited partnership with an address of 169 Beach Avenue, Hull, Massachusetts 02045 ("SELLER"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants, bargains, sells, transfers and delivers to New England Realty Associates, a limited partnership organized under the laws of _____________ ("BUYER"), all of the fixtures, equipment and personal property located on and used in connection with the real property described on EXHIBIT A (the "REAL PROPERTY") attached hereto, including, if any, all blinds, window shades, screens, screen doors, storm windows and doors, awnings, shutters, furnaces, heaters, heating equipment, stoves, ranges, oil and gas burners and fixtures appurtenant thereto, hot water heaters, plumbing and bathroom fixtures, electric and other lighting fixtures, trees, shrubs, plants, and air conditioning equipment and ventilators, (collectively, the "PERSONAL PROPERTY"), but specifically excluding from the Personal Property (i) all property leased by Seller or owned by tenants or others, if any, and (ii) all names and/or trade names used in connection with the Real Property, including, without limitation, "Cabot, Cabot & Forbes" and "CC&F," to have and to hold the Personal Property unto Buyer, its successors and assigns, forever.

         Seller hereby represents and warrants to Buyer that Seller has the full right, power and authority to sell the Personal Property and to make and execute this Bill of Sale. Except as set forth above and in the Purchase and Sale Agreement by and between Seller and Buyer dated as of September ____, 1999 (the "PURCHASE AGREEMENT"), Seller grants, bargains, sells, transfers and delivers the Personal Property in its "AS IS" condition, WITH ALL FAULTS, IF ANY, and makes no representations or warranties, direct or indirect, oral or written, express or implied, as to title, encumbrances and liens, merchantability, condition or fitness for a particular purpose or any other warranty of any kind, all of which representations and warranties are expressly hereby disclaimed and denied.

         Buyer agrees that the liability of Seller under this Bill of Sale, the Purchase Agreement, and any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be limited as provided in the Purchase Agreement.

         Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

         Executed under seal this _____ day of ____, 1999.

                                          SELLER:

                                          WCA LIMITED PARTNERSHIP

                                          By: James-Town Properties II, Inc.,
                                              its General Partner

                                              By: ______________________________
                                                  Name:
                                                  Title:

                             ACKNOWLEDGMENT OF BUYER

         The Buyer hereby accepts the Personal Property subject to all conditions and limitations stated above.

                                         BUYER:

                                         NEW ENGLAND REALTY ASSOCIATES

                                         By: ___________________________________
                                         Name:  ________________________________
                                         Title: ________________________________

                                    EXHIBIT D

                       ASSIGNMENT AND ASSUMPTION OF LEASES

DATE:                   October, 1999

ASSIGNOR:               WCA Limited Partnership, a Massachusetts limited
                        partnership

ASSIGNEE:               New England Realty Associates, a limited partnership
                        organized under the laws of
                                                    ---------------------




                                    RECITALS:

         WHEREAS, Assignor and Assignee have entered into that certain Purchase and Sale Agreement dated as of September ___, 1999 (the "PURCHASE Agreement"), wherein Assignor agreed to sell and Assignee agreed to buy that certain real property described on Exhibit "A" attached hereto and the improvements located thereon (the "PROPERTY");

         WHEREAS, Assignee desires to assume and Assignor desires to assign to Assignee the lease currently existing on the Property, which lease is more particularly described on EXHIBIT "B" attached hereto and incorporated herein by this reference (the "LEASE").

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. ASSIGNMENT. Assignor conveys and assigns to Assignee all of Assignor's right, title and interest in and to the Lease, and all security deposits and advance payments thereunder, together with the right to receive any and all sums and proceeds arising out of said leases, from and after the date of conveyance of the Property by Assignor to Assignee (the "CONVEYANCE DATE"), but reserving unto Assignor all uncollected rent attributable to the period prior to the Closing Date pursuant to the provisions of SECTION 8.1.2 of the Purchase Agreement.

2. ASSUMPTION. Buyer hereby accepts the within assignment and agrees with Seller to perform and comply with and to be bound by all of the terms, covenants, agreements, provisions and conditions of the Lease on the part of the Lessee thereunder to be performed after the Conveyance Date.

3. INDEMNIFICATION. Assignee further covenants and agrees to indemnify and hold harmless Assignor for, from and against any actions, suits, proceedings or claims, and all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in connection therewith, based upon or arising out of any breach or alleged breach of the Lease or out of any other facts connected with the Lease, occurring or alleged to have occurred from and after the Conveyance Date. Assignor covenants and agrees to indemnify and hold harmless Assignee for, from and against any actions, suits, proceedings or claims, and all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in connection therewith, based upon or arising out of any breach or alleged breach of the Lease or out of any other facts connected with the Lease, occurring or alleged to have occurred before the Conveyance Date.

4. BINDING EFFECT. This Assignment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

5. CONSTRUCTION; DEFINITIONS. This Assignment shall be construed according to Massachusetts law. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

6. COUNTERPARTS. This Assignment may be executed in counterparts, which taken together shall constitute one original instrument.

7. NON-RECOURSE. Assignee agrees that the liability of Assignor under this Assignment, the Purchase Agreement, and any other agreement, document, certificate or instrument executed in connection with the transaction contemplated herein, or under any law applicable to the Property or this transaction, shall be limited as provided in SECTION 10.2 of the Purchase Agreement.

         Executed under seal this ____ day of _______, 1999.

                                         SELLER:

                                         WCA LIMITED PARTNERSHIP

                                         By:  James-Town Properties II, Inc.,
                                              its General Partner

                                             By: _______________________________
                                                 Name:
                                                 Title:

                             ACKNOWLEDGMENT OF BUYER

         The Buyer hereby accepts the Personal Property subject to all conditions and limitations stated above.

                                         BUYER:

                                         NEW ENGLAND REALTY ASSOCIATES

                                         By: ___________________________________
                                         Name: _________________________________
                                         Title: ________________________________

                                    EXHIBIT E

                      ASSIGNMENT OF WARRANTIES AND PERMITS

DATE:                   ______________________, 1999

ASSIGNOR:               WCA Limited Partnership, a Massachusetts limited
                        partnership

ASSIGNEE:               New England Realty Associates, Inc. a limited
                        partnership organized under the laws of ----------------




                                    RECITALS:

         A. Assignor presently owns the real property described in EXHIBIT "A" to this Assignment and the improvements and personal property located thereon (the "PROPERTY").

         B. WHEREAS, Assignor and Assignee have entered into that certain Purchase and Sale Agreement dated as of September __, 1999 (the "PURCHASE AGREEMENT"), wherein Assignor agreed to sell and Assignee agreed to buy the Property;

         C. Assignor desires to sell the Property to Assignee, and in connection therewith, Assignor desires to assign to Assignee and Assignee desires to acquire Assignor's interest, if any, in and to the following described rights, interests and property inuring to the benefit of Assignor and relating to the Property.

         FOR VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Assignor agrees as follows:

1. ASSIGNMENT. Assignor assigns, transfers, sets over, and conveys to Assignee, to the extent the same are assignable, all of Assignor's right, title, and interest, if any, in and to (i) any warranties and/or guaranties, express or implied, from contractors, builders, manufacturers, and/or suppliers inuring to the benefit of Assignor and relating to the Property, (ii) any licenses or permits relating to the Property.

2. BINDING EFFECT. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

3. CONSTRUCTION; DEFINITIONS. This Assignment shall be construed according to Massachusetts law. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

4. NON-RECOURSE. Assignee agrees that the liability of Assignor under this Assignment, the Purchase Agreement, and any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be limited as provided in SECTION 10.2 of the Purchase Agreement.

         DATED as of the day and year first above written.

                                         ASSIGNOR:

                                         WCA LIMITED PARTNERSHIP

                                         By:  James-Town Properties II, Inc.,
                                              its General Partner

                                              By: ______________________________
                                                  Name:
                                                  Title:

                                         ASSIGNEE:

                                         NEW ENGLAND REALTY ASSOCIATES, INC.

                                         By: ___________________________________
                                             Name: _____________________________
                                             Title: ____________________________

                                    EXHIBIT F

                     ASSIGNMENT AND ASSUMPTION OF CONTRACTS

DATE:                   ____________________, 1999

ASSIGNOR:               WCA Limited Partnership, a Massachusetts limited
                        partnership

ASSIGNEE:               New England Realty Associates, a limited partnership
                        organized under the laws of _____________________

                                    RECITALS:

         WHEREAS, Assignor and Assignee have entered into that certain Purchase and Sale Agreement dated as of September ___, 1999 (the "PURCHASE AGREEMENT"), wherein Assignor agreed to sell and Assignee agreed to buy that certain real property described on EXHIBIT "A" attached hereto and the improvements located thereon (the "PROPERTY");

         WHEREAS, Assignee desires to assume and Assignor desires to assign to Assignee all of Assignor's right, title and interest in and to all of the contracts and agreements, and all modifications and amendments thereof, which concern or relate to the use, operation, alteration or renovation of the Property set forth on EXHIBIT "B" attached hereto (collectively, the "CONTRACTS").

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. ASSIGNMENT. Assignor conveys and assigns to Assignee all of Assignor's right, title and interest in and to the Contracts and claims and causes of action now existing under the same as of the date of conveyance of the Property by Assignor to Assignee (the "CONVEYANCE DATE"), subject to the covenants, conditions and provisions mentioned in such Contracts.

2. ASSUMPTION. Assignee assumes and agrees to be bound by all of Assignor's liabilities and obligations pursuant to the Contracts, if any, and agrees to perform and observe all of the covenants and conditions contained in the Contracts, from and after the Conveyance Date.

3. INDEMNIFICATION. Assignee further covenants and agrees to indemnify and hold harmless Assignor for, from and against any actions, suits, proceedings or claims, and all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in connection therewith, based upon or arising out of any breach or alleged breach of any of the Contracts or out of any other facts connected with the Contracts, occurring or alleged to have occurred from and after the Conveyance Date. Assignor covenants and agrees to indemnify and hold harmless Assignee for, from and against any actions, suits, proceedings or claims, and all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in connection therewith, based upon or arising out of any breach or alleged breach of any of the Contracts or out of any other facts connected with the Contracts, occurring or alleged to have occurred before the Conveyance Date.

4. BINDING EFFECT. This Assignment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

5. CONSTRUCTION; DEFINITIONS. This Assignment shall be construed according to Massachusetts law. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

6. COUNTERPARTS. This Assignment may be executed in counterparts, which taken together shall constitute one original instrument.

7. NON-RECOURSE. Assignee agrees that the liability of Assignor under this Assignment, the Purchase Agreement, and any other agreement, document, certificate or instrument executed in connection with the transaction contemplated herein, or under any law applicable to the Property or this transaction, shall be limited as provided in SECTION 10.2 of the Purchase Agreement.

         DATED as of the day and year first above written.

                                         ASSIGNOR:

                                         WCA LIMITED PARTNERSHIP

                                         By:  James-Town Properties II, Inc.,
                                              its General Partner

                                              By: ______________________________
                                                  Name:
                                                  Title:

                                         ASSIGNEE:

                                         NEW ENGLAND REALTY ASSOCIATES

                                         By: ___________________________________
                                             Name: _____________________________
                                             Title: ____________________________

                                    EXHIBIT G

                              NON-FOREIGN AFFIDAVIT

         Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by WCA Limited Partnership, a Massachusetts limited partnership ("SELLER"), the undersigned hereby certifies the following:

1. Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Seller's U.S. taxpayer identification number is __________________________; and

3.       Seller's address is 169 Beach Avenue, Hull Massachusetts 02045.

         The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both. Under penalties of perjury, the undersigned declares that it has examined this certification and to the best of its knowledge and belief it is true, correct, and complete, and further declares that it has authority to sign this document.

Date: As of __________________, 1999

                                         WCA LIMITED PARTNERSHIP

                                         By: James-Town Properties II, Inc.,
                                             its General Partner

                                             By: _______________________________
                                                 Name:
                                                 Title:

                                    EXHIBIT H

                          FUNDING AND ESCROW AGREEMENT

         This Funding and Escrow Agreement is made as of this ________ day of ___, 1999, by and among WCA Limited Partnership, a Massachusetts limited partnership with an address of 169 Beach Avenue, Hull, Massachusetts 02045 ("SELLER") and New England Realty Associates, a limited partnership organized under the laws of __________________________, with an address at 39 Brighton Avenue, Boston, Massachusetts 02135 ("BUYER"), and ______________________ Title Insurance Company, having an address of ____________________ ("ESCROW AGENT").

         This Agreement is made in connection with the purchase and sale of certain real property and the Buildings and other improvements thereon commonly known and numbered as Westside Colonial Apartment, 18 Westland Avenue, Brockton, Massachusetts, more particularly described in the "Title Insurance Policy," as hereinafter defined, (the "PROPERTY"), pursuant to that certain Purchase and Sale Agreement dated September ___, 1999 between Seller and Buyer (the "PURCHASE AGREEMENT"). The parties hereto have entered into this Funding and Escrow Agreement in order to facilitate the purchase and sale of the Property and the payment of the purchase price in connection therewith. All capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

         Annexed hereto are copies of the following documents as exhibits:

1. EXHIBIT A, consisting of an invoice of Escrow Agent to Buyer listing Escrow Agent's title charges and wiring instructions of Escrow Agent ("ESCROW AGENT'S WIRING INSTRUCTIONS").

2. EXHIBIT B, consisting of the Owner's Policy of Title Insurance to be issued by Escrow Agent to Buyer (the "OWNER'S TITLE INSURANCE POLICY").

3. EXHIBIT C, consisting of a list of the documents and instruments executed by Seller, including deeds of the Property, delivered into escrow with Escrow Agent (the "SELLER'S DOCUMENTS").

4. EXHIBIT D, consisting of a list of the documents and instruments executed by Buyer, delivered into escrow with Escrow Agent (the "BUYER DOCUMENTS").

5. EXHIBIT E, consisting of a Disbursement Schedule (the "DISBURSEMENT SCHEDULE") for the "Closing Funds" (as hereinafter defined).

6. EXHIBIT F, consisting of wiring instructions of Seller ("SELLER'S WIRING INSTRUCTIONS").

7. EXHIBIT G, consisting of wiring instructions of Buyer ("BUYER'S WIRING INSTRUCTIONS").

         Upon Escrow Agent's receipt of (i) written notice from Seller's counsel to proceed (a copy of which notice shall be sent to Buyer) and (ii) written notice from Buyer's counsel to proceed (a copy of which notice shall be sent to Seller), Buyer shall (a) wire to Escrow Agent, in accordance with Escrow Agent's Wiring Instructions, to be held in escrow in accordance with the provisions of this Agreement, $_________ ("CLOSING FUNDS"), which amount represents the sum of the net purchase price for the Premises of $___________ (the "NET PURCHASE PRICE"), plus the title charges of Escrow Agent set forth on EXHIBIT B which are Buyer's responsibility (the "BUYER'S TITLE CHARGES"), plus the amount of other closing costs which are Buyer's responsibility as set forth on the Disbursement Schedule (the "BUYER'S CLOSING COSTS"), and (b) deliver to Escrow Agent to be held in escrow in accordance with the terms of this Agreement, original, executed counterpart copies of the Buyer Documents. Simultaneously therewith Seller shall deliver to Escrow Agent, to be held in escrow in accordance with the provisions of this Agreement, original counterpart copies of the Seller's Documents. Once Escrow Agent has received the Closing Funds, the Buyer Documents and the Seller's Documents, Escrow Agent shall simultaneously (a) apply the Closing Funds in accordance with the Disbursement Schedule, by wire transfer to Seller's Lender in accordance with the wire instructions in the Payoff Letter, by wire transfer to Seller in accordance with Seller's wire instructions, and by payment of the deed excise stamp taxes, recording fees and other closing costs listed in the Disbursement Schedule, and (b) deliver to Buyer the Owner's Title Insurance Policy. The delivery of the Title Insurance Policy and application of the Closing Funds as hereinabove provided shall be referred to herein as the "CLOSING CONDITIONS."

         Upon satisfaction of the Closing Conditions, Escrow Agent shall be entitled to payment of the Title Charges from the amount held in escrow. Escrow Agent agrees to promptly record the deeds from Seller to Buyer in the appropriate land records office, and to promptly obtain from the Seller's Lender, and thereafter promptly record, the assignment and assumption of all mortgages, assignment of leases and rents and UCC financing statements securing the Mortgage Debt referred to in the Purchase Agreement, (collectively, the "RELEASES").

         Escrow Agent agrees to promptly deliver the original recorded Releases to Seller's counsel and copies of the recorded Releases to Buyer's counsel.

         If the Closing Conditions have not been satisfied by ____ p.m. on ____________, 199_, unless otherwise instructed jointly by both Buyer and Seller, Escrow Agent shall immediately (i) wire transfer the Buyer's Transfer Amount to Buyer, together with any interest earned thereon, in accordance with Buyer's Wiring Instructions (ii) return the Seller's Documents to Sellers, and
(iii) return the Buyer's Documents to Buyer.

         In connection with this Agreement, Escrow Agent may rely upon instructions from (i) Seller's counsel, Daniel D. Sullivan or Franz T. Litz of Brown, Rudnick, Freed & Gesmer, P.C., and (ii) Buyer's counsel
__________________________________________________.

         EXECUTED as of the date first written above.

                                         SELLER:

                                         WCA LIMITED PARTNERSHIP

                                         By:  James-Town Properties II, Inc.,
                                              its General Partner

                                              By: ______________________________
                                                  Name:
                                                  Title:

                                         BUYER:

                                         NEW ENGLAND REALTY ASSOCIATES

                                         By: ___________________________________
                                             Name: _____________________________
                                             Title: ____________________________

                                         ESCROW AGENT:

                                         TITLE INSURANCE COMPANY, a
                                         By: ___________________________________
                                             Name: _____________________________
                                             Title: ____________________________

                                    EXHIBIT I

                          SUPPLEMENTAL ESCROW AGREEMENT

We, the undersigned, do hereby jointly and severally agree that the Escrow Agent, __________ Title Insurance Company ("TC"), shall incur no liability whatsoever in connection with its good faith performance under this Escrow Agreement, and do hereby jointly and severally release and waive any claims we may have against TC, which may result from its performance in good faith of its function under this agreement, including but not limited to, a delay in the electronic wire transfer of funds. TC shall be liable only for loss or damage caused directly by its acts of negligence while performing as Escrow Agent under this Escrow Agreement.

         3.1. DUTIES. The Escrow Agent undertakes to perform only those duties which are expressly set forth in this Agreement and acknowledge that these duties are purely ministerial in nature.

The Escrow Agent shall be entitled to rely upon the authenticity of any signature and the genuineness and validity of any writing received by Escrow Agent relating to this Escrow Agreement. Escrow Agent is not responsible for the nature, content, validity or enforceability of any of the escrow documents except for those documents prepared by TC.

In the event of any disagreement between the parties hereto resulting in conflicting instructions to, or adverse claims or demands upon the Escrow Agent with respect to the release of the escrow funds or the escrow documents, the Escrow Agent may refuse to comply with any such instruction, claim or demand so long as such disagreement shall continue and in so refusing the Escrow Agent shall not release the escrow funds or the escrow documents. The Escrow Agent shall not be, or become liable in any way for its failure or refusal to comply with any such conflicting instructions or adverse claims or demands and it shall be entitled to continue to refrain from acting until such conflicting instructions or adverse claims or demands (a) shall have been adjusted by agreement and it shall have been notified in writing thereof by the parties hereto; or (b) shall have finally been determined in a court of competent jurisdiction. In the alternative, Escrow Agent may, but shall not be obligated to, file a suit in interpleader for a declaratory judgment for the purpose of having the respective rights of the claimants adjudicated and may deliver to the court in the Funds.

         3.2. EXPENSES. The Escrow Agent shall be entitled to receive reimbursement as Escrow Agent of documented reasonable attorneys' fees and other documented out-of-pocket expenses incurred by it in the performance of its duties under this Agreement, which shall be paid in equal amounts by Seller and Buyer. If the Escrow Agent's duties and responsibilities are increased beyond the contemplated within this Agreement, additional compensation will be allowed as agreed upon in writing by all of the parties hereto. Such additional compensation shall be shared equally by Seller and Buyer.

The Escrow Agent may at its sole discretion resign by giving (30) days written notice thereof to the parties hereto. The parties shall furnish to the Escrow Agent written instructions for the release of the escrow funds and escrow documents. If the Escrow Agent shall not have received such written instructions within the thirty (30) days, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent and upon such appointment deliver the escrow funds and escrow documents to such successor. Costs and fees incurred by the Escrow Agent may, at the option of the Escrow Agent, be deducted from any funds held pursuant hereto. The Escrow Agent neither approves nor disapproves of this transaction, nor does it recommend for or against, nor does it have an opinion as to the legality or validity of the transaction.

         3.3 If the Fund is at any time attached, garnished, or levied upon under any court order or if the payment or delivery of the Fund is stayed or enjoined by any court order, or if any order, judgment or decree shall be made or entered by any court affecting the Fund, Escrow Agent is authorized, in its sole discretion, to rely upon and comply with the order, writ, judgment or decree. Escrow Agent shall not be liable to any of the parties or to any other person firm or corporation by reason of such compliance even though the order, writ, judgment or decree may be subsequently reversed modified, annulled, set aside or vacated.

         3.4 Upon making disposition of the Deposit in accordance with this Agreement, Escrow Agent shall be deemed fully released and discharged from any and all duties and obligations under this Agreement, without the need that any other documentation be executed by Seller or Purchaser.

         3.5 Escrow Agent shall not be responsible for (i) any fluctuations in the interest rate applicable to any cash held by it pursuant to or by virtue of this Agreement (ii) the validity, sufficiency, collectability, or legal effect of any instrument deposited with Escrow Agent.

         3.6 Notwithstanding anything contained in this Agreement to the contrary, Escrow Agent has the right (but not the obligation) to require from Seller and Purchaser a written release of liability of Escrow Agent, a written authorization to disburse the deposit, or both.

The parties hereto do hereby certify that they are aware that the Federal Deposit Insurance Corporation ("FDIC") coverages apply only to a cumulative maximum amount of $100,000 for each individual deposit for all of depositor's accounts at the same or related institution. The parties hereto further understand that certain banking instruments such as, but not limited to, repurchase agreements and letters of credit are not covered at all by FDIC insurance.

Further the parties hereto understand that Escrow Agent assumes no responsibility for, nor will the parties hereto hold Escrow Agent liable for, any loss incurring which arises from the fact that the amount of the above account may cause the aggregate amount of any individual depositor's accounts to exceed $100,000 and that the excess amount is not insured by the Federal Deposit Insurance Corporation or that FDIC insurance is not available on certain types of bank instruments. Federal I.D. or Social Security No. _______________.